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                                                                   Exhibit 10.45


                         EXECUTIVE EMPLOYMENT AGREEMENT


       This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of November, 2002 between Moldflow Pty. Ltd. an Australian corporation ("MPL") (ACN 005 647 496), which is a wholly owned subsidiary of Moldflow Corporation, Moldflow Corporation, a Delaware corporation (the "Company"), and IAN M. PENDLEBURY ("Executive").

       WHEREAS, the Company has appointed Executive as an officer and MPL desires to employ Executive and Executive desires to be employed by MPL on the terms contained herein.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the first anniversary of the Commencement Date and shall automatically be extended for one additional year on each anniversary thereafter unless, not less than 30 days prior to each such date, either party shall have given notice that it does not wish to extend this Agreement, or in the case of MPL, has provided payment of 30 days Base Salary in lieu of such notice; provided, further, that following a Change in Control the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the Vice President of Product Development and shall have such duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors of the Company (the "Board"). Executive shall devote his full working time and efforts to the business and affairs of MPL and the Company.

3. COMPENSATION AND RELATED MATTERS.

       (a) BASE SALARY AND INCENTIVE COMPENSATION. Executive's initial annual base salary shall be 180,000 Australian dollars, which salary shall be effective on August 16, 2002. Executive's base salary shall be reviewed annually by the Chief Executive Officer, the Board or a Committee thereof. The annual base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner consistent with the general payroll policy of MPL. In addition to Base Salary, Executive shall be eligible to participate in such incentive compensation plans and Employee Benefit Plans as the Board or a Committee thereof shall determine from time to time for senior executives. For the avoidance of doubt, MPL may determine in its discretion that Executive will not be eligible to participate on the grounds that participation would breach either relevant US securities laws or the Australian Corporations Act (the "Corporations Act") or that the cost of compliance with such laws is too prohibitive to allow for participation. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by MPL and applicable to employees resident in Australia. Nothing in this Agreement shall serve to modify or diminish any accumulated benefits to which Executive shall be entitled.

       (b) VACATIONS. Executive shall be entitled to the number of vacation days in each calendar year, as set forth by the policies and procedures of MPL based on Executive's length of service, and Executive shall also be entitled to all paid holidays, sick days and other leave required per the laws of Australia or Victoria, as applicable.

       (c) INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE. During Executive's employment and for the period of time following termination of the Executive for any reason during which time Executive could be subject to any claim based on his position in the MPL or the Company, Executive shall receive the maximum indemnification protection from the Company as permitted by the Company's by-laws and shall receive directors' and officers' insurance coverage equivalent to that which is provided to any other director or officer of the Company.

       (d) TAX ADVICE. In order that the Executive may comply with his UK and Australian tax obligations in connection with his relocation from the UK to Australia, MPL will reimburse Executive for the reasonable cost of

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obtaining taxation advice from a tax adviser related to the period from the date of relocation to the present. Such benefit shall be fully utilized by the Executive on a one-time basis and shall not be available for future years.

4. UNAUTHORIZED DISCLOSURE.

       Executive acknowledges that in the course of his employment with MPL (and, if applicable, its predecessors), he has and will become acquainted with MPL's and the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and its affiliates' and predecessors' operations, business opportunities, price and cost information, finance, customer information, product development information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its affiliates' and predecessors' business. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company or its subsidiary companies except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company or MPL; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the Company's industry, other than as a result of any action or inaction by Executive. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by MPL, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with MPL. The foregoing provisions shall be binding upon Executive's heirs, successors, and legal representatives and shall survive the termination of this Agreement for any reason.

5. COVENANT NOT TO COMPETE

       In consideration of the employment of the Executive and other valuable consideration whether directly or indirectly received by Executive from Company, and for the sole purpose of reasonably protecting the goodwill and business of the Company, Executive agrees with and undertakes to the Company that, without the prior written consent of the Company, Executive will not, for a period from the commencement of this Agreement until:

            (a) twelve months after the date of termination of his employment for any reason;

            (b) six months after the date of termination of his employment for any reason and within:

            (i) the world, unless that area is in the circumstances found to be too large to be enforceable at law or in equity, in which case;

            (ii) the United States of America; the United Kingdom; France;
                 Germany; the Netherlands, Japan; Italy; Korea; Taiwan; China, Australia; and New Zealand; unless that area is in the circumstances found to be too large to be enforceable at law or in equity, in which case;

            (iii) Australia; unless that area is in the circumstances found to be too large to be enforceable at law or in equity, in which case;

            (iv) the State of Victoria; unless that area is in the circumstances found to be too large to be enforceable at law or in equity, in which case;

            (v) the State of New South Wales; unless that area is in the circumstances found to be too large to be enforceable at law or in equity, in which case;

            (vi) a hundred mile radius of each office from time to time of the
                 Company and its subsidiaries.

       do any one or more of the following:

            (A) carry on or be engaged in or otherwise interested in or concerned with, whether solely or as a partner, director, officer, employee, associate, agent, shareholder, unit holder or corporation, or in any other capacity, either directly or indirectly, any person, enterprise, corporation, firm,

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                 trust, joint venture, syndicate or business engaged in the manufacture, sale or provision of products or services which are the same as or substantially similar to or competitive with the products or services manufactured, sold or provided by the Company;

            (B) on his own account or for any person, enterprise, firm, trust, joint venture, syndicate or business entice away from the Company any employee or agent of the Company or any of its subsidiaries;

            (C) on his own account for any person, enterprise, firm, trust, joint venture, syndicate or business entice away from the Company any customer of the Company or any of its subsidiaries;

            (D) personally or by his employees or agents or by circulars, letters or advertisements whether on his own account for any other person, enterprise, firm, trust, joint venture, syndicate or business interfere with the business or divulge to any person, any information concerning the business of the Company or any of its respective dealings, transactions or affairs.

The Executive acknowledges that each of the prohibitions and restrictions contained in the provisions of Section 5 (a) will be read and construed and will have effect as a separate severable and independent prohibition or restriction and will be enforceable accordingly; (b) is reasonable as to period, territorial limitation and subject matter; and (c) is no more than that which is reasonably and necessarily required by the Company for the maintenance and protection of its business and goodwill. It is the intention of the parties that all combinations of the prohibitions and restrictions contained in the provisions of
Section 5 will apply and be enforceable and that only those which a court, in exercising its discretion, may hold to be an unreasonable restraint of trade will be severed.

       The foregoing shall not prohibit Executive from owning up to 1% of the outstanding stock of a publicly held company engaged in activities competitive with that of the Company.

6. TERMINATION. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by MPL or any such termination by Executive shall be communicated by written notice of termination to the other party hereto. Upon termination from MPL for any reason, Executive agrees to deliver his resignation as a director of MPL or any of its subsidiaries or affiliates upon the request of the Board. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

       (a) DEATH. Executive's employment hereunder shall terminate upon his death.

       (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, MPL may terminate Executive's employment hereunder.

       (c) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, MPL may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the Board. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties; (B) criminal or civil conviction of Executive, conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company or MPL if he were retained in his position with MPL; (C) continued, non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance and the reasons for the dissatisfaction from the Board; or (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement.

       (d) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, MPL may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Company's Board of Directors. Any termination by MPL of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph

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6(a) or (b) shall be deemed a termination without Cause. If MPL provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

       (e) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to MPL and the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (B) any removal, during the Period of Employment, from Executive of his position as set forth in paragraph 2 of this Agreement; (C) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company or MPL of any of their other material obligations under this Agreement and the failure of the Company or MPL to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of MPL's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations and except for any expatriate assignments proposed by the Company and agreed to by Executive; or (F) the failure of the Company or MPL to obtain the agreement from any successor to the Company or MPL to assume and agree to perform this Agreement as required by Paragraph 10.

       (f) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated under Subparagraph 6(b) or under Subparagraph 6(c), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 6(d), thirty (30) days after the date on which a Notice of Termination is given, or if payment of thirty (30) days' Base Salary in lieu of notice is made by MPL, the date on which the payment is made; and (D) if Executive's employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given, unless the Company cures the Good Reason event prompting the Executive to issue a Notice of Termination.

7. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

       (a) If Executive's employment terminates by reason of his death, MPL shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with MPL or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary and accrued vacation to the date of his death, plus his accrued and unpaid statutory entitlements and incentive compensation (including any bonus payment, if any, under Subparagraph 3(a) that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors). Upon the death of Executive all stock options granted to Executive on or after August 1, 2002, which would otherwise vest over the next twelve (12) months shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the death of Executive in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health and dental insurance coverage, if any, substantially similar to coverage they received from MPL immediately prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

       (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary plus accrued vacationand accrued and unpaid incentive compensation (including any bonus payment, if any, under Subparagraph 3(a)

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that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors), until Executive's employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(e), whichever first occurs. Upon the Date of Termination all stock options granted to Executive on or after August 1, 2002 which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received from MPL prior to the Date of Termination, if any. In addition to the foregoing, any payments to which Executive may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement.

       (c) If Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then MPL shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary and accrued vacation at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all vested but unexercised stock options granted on or after August 1, 2002 and held by Executive as of the Date of Termination must be exercised by Executive within three (3) months following the Date of Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms.

       (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or if Executive's employment is terminated by MPL without Cause as provided in Subparagraph 6(d), then the MPL shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary plus accrued vacation at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation (including any bonus payment, if any, under Subparagraph 3(a) that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company, MPL shall provide the following benefits to Executive:

            (i) MPL shall pay Executive an amount equal one (1) times the sum of
       (A) Executive's Base Salary in effect on the Date of Termination and (B) the Executive's average annual bonus or other variable cash compensation (including commissions) over the five (5) fiscal years immediately prior to the year of termination (the "Termination Amount"). The Termination Amount shall be calculated by MPL within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in accordance with MPL's standard payroll practices in equal installments over 12 months following the Date of Termination. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, then all further payments of the Termination Amount shall immediately cease.

            (ii) Upon the Date of Termination all stock options granted on or after August 1, 2002 which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Termination Date in accordance with their terms.

            (iii) In addition to any other benefits to which Executive may be entitled in accordance with MPL's then existing termination policies, MPL shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to continue to receive health and dental insurance coverage substantially similar to coverage they received from MPL prior to the Date of Termination, if any. In addition to the

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       foregoing, any payments to which Executive may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement.

            (iv) In addition to any other benefits to which Executive may be entitled, at any time within 12 months following the Date of Termination, the Executive may notify the Company and MPL that he desires to be relocated to the United Kingdom. If Executive provides such notice to the Company and MPL, then the Company or MPL will either directly pay or reimburse the Executive for the actual cost of packing and moving his personal and household effects from Australia to the UK. In addition, air travel and accommodations, and incidental expenses while on route from Australia to the UK will be reimbursed by the Company or MPL in accordance with Company policy. The Executive acknowledges that the Company, MPL and its related corporations and entities are not required to provide to Executive any form of employment or engagement with MPL and its related bodies corporate if Executive is relocated to the UK, unless the parties expressly agree otherwise.

       (e) If Executive's employment is terminated by MPL for Cause as provided in Subparagraph 6(c), then MPL shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary and accrued unpaid statutory entitlements at the rate in effect at the time Notice of Termination is given. Thereafter, the Company and MPL shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all stock options granted to Executive after August 1, 2002 and held by Executive as of the Date of Termination shall cease to vest as of the Date of Termination and Executive shall have 30 days from the Date of Termination or the remaining option term, if earlier, to exercise all such vested stock options. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Termination Date in accordance with their terms.

       (f) Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive's rights or the Company's or MPL's obligations relating to agreements or benefits that are unrelated to termination of employment.

8. CHANGE IN CONTROL BENEFIT. Upon a Change of Control of the Company the following provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d).

       (a) CHANGE IN CONTROL.

            (i) In the event that within 12 months following a Change of Control, the Executive terminates his employment for Good Reason or if the Executive's employment is terminated by MPL without Cause, MPL shall pay Executive an amount equal to 1.5 times the sum of (A) Executive's Base Salary and (B) the Executive's cash bonus or other variable cash compensation (including commissions) that would be payable to the Executive during the fiscal year in which the Change of Control occurred if the Company and the Executive had met all of the targets required for a full payment of such cash bonus or other variable cash compensation (collectively, the "Severance Amount"). The Severance Amount shall be calculated by the Company or MPL within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in accordance with MPL's standard payroll practices in equal installments over an 18-month period. For purposes of this Agreement, "Base Salary" shall mean the annual Base Salary in effect on the Date of Termination. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement then all further payments of the Severance Amount shall immediately cease. Furthermore, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 6(a) within sixty (60) days after the occurrence of the event or events which constitute such Good Reason as specified in Subparagraph 6(e); and

            (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company on or after August 1, 2002, shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the

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       employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

            (iii) MPL shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health and dental insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

            (iv) In addition to any other benefits to which Executive may be entitled, at any time within 12 months following the Date of Termination, the Executive may notify the Company and MPL that he desires to be relocated to the United Kingdom. If Executive provides such notice to the Company and MPL, then the Company or MPL will either directly pay or reimburse the Executive for the actual cost of packing and moving his personal and household effects from Australia to the UK. In addition, air travel and accommodations, and incidental expenses while on route from Australia to the UK will be reimbursed by the Company or MPL in accordance with Company policy. The Executive acknowledges that the Company, MPL and its related corporations and entities are not required to provide to Executive any form of employment or engagement with MPL and its related bodies corporate if Executive is relocated to the UK, unless the parties expressly agree otherwise.

       (b) DEFINITIONS. For purposes of this Paragraph 8, the following terms shall have the following meanings:

       "CHANGE IN CONTROL" shall mean any of the following:

            (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty percent (40%)or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board ("Voting Securities") or (B) the then outstanding shares of Company's common stock, par value $0.01 per share ("Common Stock") (other than as a result of an acquisition of securities directly from the Company); or

            (b) persons who, as of the Commencement Date, constitute the Company's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

            (c) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
       (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

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       Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; PROVIDED, HOWEVER, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by recognized overnight carrier, addressed as follows:

       if to the Executive:
            At his home address as shown
            in MPL's  personnel records;

       if to the Company or MPL:
            Moldflow Corporation
            430 Boston Post Road
            Wayland, MA  01778
            Attention: Chief Executive Officer

            Copy to:  General Counsel

            And to:

            Chairman of the Board of Directors
            Moldflow Pty. Ltd.
            259-261 Colchester Road
            Kilsyth, Victoria 3137, Australia

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. This Agreement shall expressly supercede and replace any prior agreement and any other employment agreements, arrangements and/or understandings between the Executive, the Company, MPL or any other related corporation or entity, including that certain letter agreement dated as of December 16, 2000. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This agreement is governed by the laws of the State of Victoria, Australia. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of Victoria and courts entitled to hear appeals from those courts.

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12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. DUTY OF FIDELITY. Nothing in this agreement will be construed to limit Executive's fiduciary duties or duty of fidelity to MPL.

15. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company and MPL in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or MPL which relate to events or occurrences that transpired while Executive was employed by MPL; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. The Company or MPL shall also provide Executive with compensation on an hourly basis (to be derived from his Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys' fees and costs.


       IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


MOLDFLOW CORPORATION

By: /s/ A. ROLAND THOMAS
   ----------------------------------

Its: PRESIDENT AND CHIEF EXECUTIVE OFFICER


MOLDFLOW PTY. LTD.

By: /s/ A. Roland Thomas                  By: /s/ Suzanne E. MacCormack
   ----------------------------------        ----------------------------------
Its: Director                             Its: Director


EXECUTIVE

   /s/ IAN PENDLEBURY
   ----------------------------------
   Ian M. Pendlebury



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